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                                                                  EXHIBIT 10.14

                  AGREEMENT FOR SALE AND PURCHASE OF PROPERTY,
                     DATED OCTOBER 2, 1997, BY AND BETWEEN
                     FLORIDA POWER CORPORATION (SELLER) AND
                          ABR PROPERTIES, INC. (BUYER)
                 INCLUDING COMMERCIAL LEASE AS OF THE SAME DATE


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                             AGREEMENT FOR SALE AND
                              PURCHASE OF PROPERTY

                                     BETWEEN

                      FLORIDA POWER CORPORATION ("SELLER")

                                       AND

                         ABR PROPERTIES, INC. ("BUYER")


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                   AGREEMENT FOR SALE AND PURCHASE OF PROPERTY

         THIS AGREEMENT FOR SALE AND PURCHASE OF PROPERTY (the "Agreement") is made this 2nd day of October, 1997, between FLORIDA POWER CORPORATION, a Florida corporation ("Seller"), and ABR PROPERTIES, INC., a Florida corporation ("Buyer").

1. AGREEMENT TO SELL: PURCHASE PRICE

         1.1. Agreement to Sell and Convey. Subject to the terms and conditions hereinafter set forth, Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to purchase from Seller, all that certain parcel of land lying and being situated in the County of Pinellas, State of Florida, as described on EXHIBIT "A" attached hereto and incorporated herein together with the following:

              1.1.1. Rights and Appurtenances. All and singular the rights and appurtenances pertaining thereto, including any right, title, and interest of Seller in and to adjacent streets, roads, alleys, easements and rights-of-way; and including all sewer and water infrastructure, drainageways, and other utilities and all site improvements situated thereon; and

              1.1.2. Buildings and Fixtures. The twelve buildings as currently constructed and situated on the parcel described above, containing in the aggregate approximately 383,000 square feet of area, together with all fixtures permanently incorporated therein or attached thereto, unless such item is expressly excluded by this Agreement; and

              1.1.3. Personal Property. Those items of tangible personal property identified on EXHIBIT "B" hereto; and

              1.1.4. Other Rights, Etc. Such other rights, interests and properties as may be specified in this Agreement to be sold, transferred, assigned, or conveyed by Seller to Buyer.

The parcel of land and the rights, interests, improvements, personalty and other appurtenances described above are collectively called the "Property." It is the mutual intent of the parties that the Property includes the entire office complex currently occupied by Seller, at 3201 34th Street South, St. Petersburg, Florida 33711 and by Progress Energy Corporation at 3401 34th Street South, St. Petersburg, Florida 33711.


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         1.2. Purchase Price. The purchase price ("Purchase Price") to be paid for the Property shall be THIRTEEN MILLION FIVE HUNDRED THOUSAND and 00/100 U.S. DOLLARS ($13,500,000.00). The Purchase Price shall be paid by Buyer to Seller as follows:

              1.2.1. Earnest Money. Buyer has delivered to the Trust Account of
                     Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., ("Escrow Agent"), an earnest money deposit in the amount of ONE MILLION DOLLARS ($1,000,000.00) to be held in escrow in an interest bearing account pursuant to the terms of this Agreement (the earnest money deposit is referred to as the "Deposit"). All interest accrued on the Deposit shall derive to the benefit of Buyer, unless Buyer defaults, in which case the interest shall follow the Deposit.

              1.2.2. Cash at Closing. At Closing (as hereafter defined), Escrow
                     Agent shall pay the Deposit to Seller. In addition, Buyer shall pay or cause to be paid to Seller, by wire transfer of funds to the account or accounts designated by Seller, the balance of the Purchase Price, subject to closing adjustments and prorations required herein.

2. SURVEY AND TITLE COMMITMENT: PERMITTED EXCEPTIONS

         2.1. Preliminary Title Report. Attached hereto as EXHIBIT "C" and incorporated herein by reference is Commonwealth Land Title Insurance Company ("Title Company"), Commitment for Title Insurance Number TP229157("Title Commitment") for the real estate which is included in the Property in the amount of the Purchase Price, accompanied by one copy of all documents affecting such real estate and which constitute exceptions to the Title Commitment. Buyer shall give Seller written notice within the earlier of (i) five (5) days after receipt of the Survey (as hereinafter defined) or (ii) the date of Closing, whether such title is or is not satisfactory, in Buyer's sole discretion. In the event that the condition of title is not acceptable, Buyer's notice shall specify which exceptions to the Title Commitment are not acceptable; provided, however, that Buyer shall not object to the matters described in EXHIBIT "D" hereto. Any matters revealed by the Title Commitment which are not cited in Buyer's notice shall be deemed to be Permitted Exceptions. In the event Seller fails to cure or remove the cited objections to the satisfaction of the Title Company prior to or at Closing, then the Closing shall be extended for an additional period of ten
(10) days provided that (i) the Lease (as hereinafter defined) is modified to reflect the new closing date and (ii) Buyer acknowledges in writing that the Property is acceptable to Buyer pursuant to Section 4.1 hereof, the conditions set forth in Section 6 hereof have been met, and the Deposit is non-refundable except for failure of Seller to cure the cited objections or Seller's default. If Seller fails to cure the objections within the ten (10) day extended period, Buyer may, at its option, (i) accept title subject to the objections raised by Buyer, without an adjustment in the


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Purchase Price, in which event the objections shall be deemed to be waived for all purposes, or (ii) cancel this Agreement, whereupon, subject to the provisions of Section 4.1, of this Agreement, the Deposit shall be returned to Buyer and this Agreement shall be of no further force and effect.

         2.2. Current Survey. On or before September 25, 1997, Buyer shall obtain a current survey of the Property prepared by a duly licensed land surveyor (the "Survey"). The Survey shall:

              2.2.1. Metes and Bounds. Set forth an accurate metes and bounds description of the Property;

              2.2.2. Easements and Rights-of-Way. Locate all existing easements and rights-of-way (setting forth the book and page number of the recorded instruments creating the same), alleys, streets, and roads;

              2.2.3. Encroachments. Show any encroachments and the location of top of slope and the water level with relation to each lake;

              2.2.4. Improvements. Show all existing improvements (such as buildings, parking lots, driveways, power lines, fences, etc.);

              2.2.5. Certification. Contain the surveyor's certification in form and substance acceptable to the Title Company;

              2.2.6. Access. Show all dedicated public streets providing access to the Property and whether such access is paved to the property line;

              2.2.7. Off-Site Easements. Show the location of any easements necessary for the furnishing of off-site improvements;

              2.2.8. Flood Plain Certification. Contain a certification as to whether the property is located in a flood plain;

              2.2.9. Preparation. State that it is prepared for the Seller, the Buyer, Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A., and the Title Company; and

              2.2.10. Acreage Certification. Contain a certification as to the acreage (to the nearest .01 acre) contained within the Property.


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In the event the Survey shows any encroachments upon, from, or onto the
Property, or on or between any building setback line, property line, or any easement, except those acceptable to Buyer, in Buyer's sole discretion, then, within five (5) days following its receipt of the Survey, Buyer shall notify Seller of the matters revealed by the Survey to which Buyer objects, and such encroachment or survey matters cited in Buyer's notice shall be treated in the same manner as a title defect under Section 2.1. Any matters not cited in Buyer's notice shall be deemed to be acceptable to Buyer and shall be treated as Permitted Exceptions to title.

If Seller removes or cures the survey exceptions, Buyer may, at Buyer's expense, procure such additional surveying work as may be necessary or required to show removal of matters cited in Buyer's notice to Seller in a manner satisfactory to the Title Company so that the Title Policy can be issued without exceptions for such matters.

         2.3. Permitted Exceptions. The Property shall be conveyed to Buyer subject to the matters acceptable to, or deemed waived by, Buyer under Sections
2.1 and 2.2 and those matters expressly set forth on EXHIBIT "D" hereto ("Permitted Exceptions").

         2.4. Copies of Materials. Seller shall make such leases, surveys, site data and information related to the Property in Seller's possession or control available to Buyer for inspection and copying upon Buyer's written request for such specific items as Buyer may desire to inspect, but Seller shall not be deemed to have warranted any information so given other than that Seller warrants and represents that it does not have knowledge that any such information is false or misleading with respect to any material fact, or omits to state any material fact which is known to Seller. As used in this Section, the term "knowledge" shall mean the actual present recollection of David L. Miller, the officer of Seller who has given substantive attention to such matters and documents, provided, however, Buyer acknowledges that neither Seller nor David L. Miller has made any independent inquiry or investigation relating to such matters and documents and Buyer agrees Seller shall not be required to conduct any such inquiry or investigation. Buyer shall verify the accuracy and details thereof in such manner as Buyer deems appropriate. Such inspection and copying shall be conducted during Seller's business hours, at Seller's offices, under supervision by one or more of Seller's employees.

3. PROVISIONS WITH RESPECT TO CLOSING.

         3.1. Closing Date: Delivery of Possession. The consummation of the conveyance and purchase of the Property contemplated by this Agreement ("Closing") shall take place at the offices of Buyer's attorneys in Clearwater, Florida (or such other place as may be agreed by Seller and Buyer), on or before 10:00 a.m. local time September 30, 1997.


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         3.2. Seller's Obligations at Closing. At Closing, simultaneously with
Buyer's payment of the Purchase Price in current funds, Seller shall do the following:

              3.2.1. Special Warranty Deed. Execute, acknowledge, and deliver to
                     Buyer a special warranty deed conveying the Property to Buyer, which deed shall be in form for recording. The legal description of the Property contained in such deed shall be identical to the legal description of the Property contained in the Survey and the Title Commitment.

              3.2.2. Bill of Sale. Execute and deliver to Buyer an absolute bill of sale with warranties of title and free of liens conveying title to the personal property described in EXHIBIT B.

              3.2.3. Title Commitment. The Title Commitment shall be marked down at Closing and the standard owner's exceptions shall be deleted, where appropriate, and permitted. The Title Policy shall be delivered to Buyer promptly after Closing.

              3.2.4. Lease. Subject to the provisions of Sections 9.12 and 9.13, execute and deliver the Lease attached hereto as EXHIBIT
                     "E."

              3.2.5. Affidavit of No Liens. Execute and deliver to Buyer and
                     Title Company an affidavit in the form attached as EXHIBIT "F" to enable the Title Company to remove the construction lien, parties in possession (subject only to the lease-back arrangement set forth in Section 3.1 above), and gap standard exceptions (to the extent such exceptions relate to matters caused by persons other than Buyer and persons and parties claiming by, through or under Buyer) from the Title Commitment.

              3.2.6. FIRPTA Certificate. Execute and deliver an Internal Revenue
                     Service FIRPTA Certificate in the form attached as EXHIBIT "G."

              3.2.7. Assignment of Warranties. Execute and deliver to Buyer a general assignment without recourse of all transferable warranties from third parties for improvements on the Property as well as the personal property described on EXHIBIT "B."

              3.2.8. Release of Mortgage, Etc. Deliver such documents and payments as may be necessary to obtain a release of any


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                     existing mortgages or liens created by Seller which
                     encumber the Property.

              3.2.9. CERCLA Affidavit. Execute and deliver to Buyer a CERCLA
                     (hazardous waste) affidavit in the form attached as EXHIBIT "H."

         3.3. Buyer's Obligations at Closing. At Closing, contemporaneously with the performance by Seller of its obligations set forth in Section 3.2 above, Buyer shall do the following:

              3.3.1. Payment. Deliver to Seller the payment required by Section
                     1.2 above.

              3.3.2. Lease. Subject to the provisions of Sections 9.12 and 9.13, execute and deliver the Lease attached hereto as EXHIBIT
                     "E."

              3.3.3. Other Documents. Execute and deliver to the Title Company such other documents as the Title Company may require from or on behalf of Buyer to issue the Title Policy pursuant to the requirements in Schedule B-1 of the Commitment.

         3.4. Closing Costs.

              3.4.1. Seller's Costs. Seller shall pay the following costs and expenses in connection with the Closing:

                     3.4.1.1. Seller's attorney's fees;

                     3.4.1.2. The promulgated rate premium and search expense
                              fees payable for the Title Commitment and owners Title Policy issued pursuant thereto;

                     3.4.1.3. Documentary stamp tax on the deed, if applicable.

                     3.4.1.4. Costs required to cure title defects described in
                              Sections 2.1 and 2.2.

              3.4.2. Buyer's Costs. Buyer shall pay the following closing costs:

                     3.4.2.1. Buyer's attorneys' fees;


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                     3.4.2.2. Recording fee for the deed;

                     3.4.2.3. The expense for preparation of the certified
                              survey and any update or recertification thereof.

                     3.4.2.4. All costs for inspections and financing of the
                              Purchase Price, if any.

         3.5. Payment of Taxes. Taxes for the year of Closing shall be prorated to the date of Closing utilizing the maximum discount available for early payment. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. Subsequent to the Closing, when the tax rate is fixed for the year in which the Closing occurs, Seller and Buyer agree to adjust the proration of taxes and, if necessary, to refund or pay, as the case may be, on or before January 1 of the year following the Closing, an amount necessary to effect such adjustments. This
Section 3.5 shall survive closing.

         3.6. Special Assessments. Any special assessment liens for improvements completed prior to Closing which are certified or pending against the Property prior to or as of the Closing Date shall be paid by Seller; provided, however, if the assessment is payable in installments, Seller shall be required only to pay those installments which are due and payable prior to Closing and if at the date of Closing the Property or any part thereof shall be or shall have been affected by an assessment or assessments which are payable in annual installments, of which any such annual installment covers a fiscal period which commenced less than (1) year prior to the date of Closing, such annual installment shall be apportioned pro-rata between Seller and Buyer as of the date of Closing of this transaction.

4. AFFIRMATIVE COVENANTS OF SELLER AND BUYER.

         4.1. Inspection. Buyer or Buyer's agents, at Buyer's expense, shall have the right at times which will not unreasonably interfere with Seller's business operation and upon reasonable notice to enter the Property for inspection, tests, examination and architectural planning prior to Closing to determine whether, in Buyer's sole discretion, (i) the Property is suitable for Buyer's intended use thereof and (ii) whether job credits and other tax incentives and government sponsored grant programs are available and that Buyer's eligibility for such programs will not be adversely affected in connection with the proposed occupancy of the Property by Buyer's parent corporation, ABR Information Services, Inc., and any of its subsidiaries. Such inspection may include but shall not be limited to studies, investigations, and analyses regarding soil conditions, drainage, zoning, site plan, sewer, water, environmental, transportation, budget financing, architectural revisions and the projected cost thereof, and other items deemed relevant or prudent by Buyer.
If the Property is determined to


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be unsuitable, Buyer may cancel this Agreement by giving written notice to
Seller of such cancellation at any time prior to Closing. Buyer shall, simultaneously with such notice, deliver to Seller all copies of all reports, surveys, and other matters relating to the Property obtained by or for the benefit of Buyer, together with such evidence of payment of all such work and reports done at Buyer's request as to entitle Seller to protection from the imposition of a construction lien upon the Property as a result of Buyer's actions. Upon delivery by Buyer of such notice and items, Escrow Agent shall return to Buyer the Deposit. Thereafter, except for the indemnity stated in this Section and in the provisions of Section 9.15, Buyer and Seller shall be released from all further liability under this Agreement. The matters set forth in Section 4.1 (ii) above shall survive Closing; provided, however, in the event the credits, incentives, or programs described therein are not available to Buyer after Closing, then Buyer shall have no recourse or remedy whatsoever against Seller, including, without limitation, any right of rescission or claim for damages.

         Buyer covenants and agrees that in exercising its rights of entry and inspection under this Section Buyer shall not cause or permit any material damage to the Property. Buyer shall repair any damage to the Property caused by such entry or entries and work and shall restore the Property to substantially the condition existing prior to such entry. In no event shall Buyer permit its employees or agents to dispose of or permit any hazardous or toxic substances on the Property or to damage the asbestos materials on the Property. Buyer further covenants and agrees that Buyer will hold in strict confidence all documents, data and information obtained by Buyer concerning the Property except that during the Inspection Period Buyer may disclose information concerning the Property in connection with its inspection and investigation of the Property to those persons and firms performing inspections and studies of the Property on behalf of Buyer or to Buyer's purchase money lenders.

         Buyer shall, as a condition to its right to enter the Property, cause to be acquired and maintained adequate liability insurance (naming Seller as an additional insured party) to protect Seller fully from any claims arising in connection with Buyer's exercise of its rights of entry, investigation and inspection of the Property. A copy of such policy shall be delivered to Seller's attorneys prior to Buyer's exercise of its right of entry.

         4.2. Possession and Maintenance Pending Closing. Seller shall remain in possession of the Property pending Closing. Seller covenants and agrees prior to Closing to maintain the Property, and all buildings, equipment, and other improvements situated thereon, in substantially the same condition and repair as existed on the effective date hereof, normal wear and tear, damage by casualty or the negligent or willful act of Buyer or its agents, employees or contractors and other matters beyond Seller's reasonable control as described in this Agreement excepted.

         4.3. Environmental Monitoring and Remediation. Buyer acknowledges the presence of asbestos-containing products in the buildings and improvements on the Property.


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         4.4. Further Assurances. In addition to the obligations required to be performed hereunder by Seller at the Closing, Seller agrees to perform such other acts, and to execute, acknowledge, and/or deliver subsequent to the Closing such other instruments, documents and other materials as Buyer may reasonably request in order to effectuate the consummation of the transaction contemplated herein and to vest title to the Property in Buyer.

5. REPRESENTATIONS WITH RESPECT TO PROPERTY.

         5.1. Seller's Representations. Except as hereinafter specifically set forth, the sale and purchase of the Property shall be "AS IS, WHERE IS, WITH ALL FAULTS." Notwithstanding the foregoing, Seller represents and warrants to Buyer as follows:

              5.1.1. Compliance with Agreements. Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of, any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound.

              5.1.2. Pending Litigation. Seller has no knowledge that there are any legal actions, suits or other legal or administrative proceedings pending against the Property. As used in this subsection, the term "knowledge" shall mean the actual present recollection of Kenneth E. Armstrong, the officer of Seller who has given substantive attention to the subject matter of this representation and warranty.

              5.1.3. No Condemnation Pending or Threatened. To Seller's
                     knowledge, there is no pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof, nor has Seller knowledge that any such action is presently contemplated. As used in this subsection, the term "knowledge" shall mean the actual present recollection of Joseph H. Richardson and Kenneth E. Armstrong, the officers of Seller who have given substantive attention to the subject matter of this representation and warranty; provided, however, Buyer acknowledges that such officers have made no independent inquiry or investigation concerning such matters and Buyer agrees that no such independent inquiry or investigation is required by Seller or its officers for this representation.

              5.1.4. Adverse Information. Except as may be disclosed in the
                     Title Commitment, Seller has no information or knowledge


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                     of any action by adjacent landowners, or natural or
                     artificial conditions upon the Property which would prevent, limit, impede, or render more costly the use of the Property consistent with current land use and zoning designations, other than those items disclosed in Section
                     4.3 above. As used in this subsection, the term "knowledge" shall mean the actual present recollection of Joseph H. Richardson and Kenneth E. Armstrong, the officers of Seller who have given substantive attention to the subject matter of this representation and warranty; provided, however, Buyer acknowledges that such officers have made no independent inquiry or investigation concerning such matters and Buyer agrees that no such independent inquiry or investigation is required by Seller or its officers for this representation.

              5.1.5. Intentionally Omitted.

              5.1.6. Third-Party Commitments. Except as may be disclosed in the
                     Title Commitment, Seller has no knowledge commitments have been made to any governmental authority, utility company, school board, church or other religious body, or any property owners association, or to any other organization, group, or individual, relating to the Property which would impose an obligation upon Buyer or its successors or assigns to make any contribution or dedications of any portion of the Property or to construct, install, or maintain any improvements of a public or private nature on the Property. As used in this subsection, the term "knowledge" shall mean the actual present recollection of Joseph H. Richardson and Kenneth E. Armstrong, the officers of Seller who have given substantive attention to the subject matter of this representation and warranty; provided, however, Buyer acknowledges that such officers have made no independent inquiry or investigation concerning such matters and Buyer agrees that no such independent inquiry or investigation is required by Seller or its officers for this representation.

              5.1.7. Hazardous Waste/Refuse. Except as identified in Section 4.3 or as disclosed to Buyer's engineer, Law Engineering, Seller has no knowledge of (i) the existence of Hazardous Materials in excess of lawful limits on the Property that would subject Buyer to liability under federal, state, or local laws or (ii) any excavation, dumping or burial of any refuse on the Property. The term "Hazardous Materials" as used herein includes, without limitation, gasoline, petroleum


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                     products, explosives, radioactive materials, hazardous
                     materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as is now defined as a hazardous or toxic substance by any Federal, state or local environmental law, ordinance, rule, or regulation including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (42 U.S.C. Section 1801, et seq.) the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 1251, et seq.), the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.) and in the regulations promulgated pursuant thereto. As used in this subsection, the term "knowledge" shall mean the actual present recollection of David L. Miller, the officer of Seller who has given substantive attention to the subject matter of this representation and warranty; provided, however, Buyer acknowledges that such officer has made no independent inquiry or investigation concerning such matters and Buyer agrees that no such independent inquiry or investigation is required by Seller or its officers for this representation.

              5.1.8. Survival of Representations and Warranties. The
                     representations and warranties set forth in this Article 5 shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time. All representations and warranties set forth herein shall survive Closing for a period of two (2) years.

         5.2. Buyer's Representations. Buyer represents and warrants to Seller as follows:

              5.2.1. Ability to Perform. Buyer is a solvent corporation and has the financial resources and ability to perform Buyer's obligations under this Agreement.

              5.2.2. Compliance with Agreements. Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of, any lien or encumbrance upon the Property under any agreement or other instrument to which Buyer is a party or by which Buyer or the Property might be bound.


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6. CONDITIONS TO CLOSING.

         6.1. Conditions to Buyer's Obligations. The obligation of Buyer hereunder to consummate the Closing contemplated hereby is subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part in writing by Buyer at or prior to the Closing):

              6.1.1. Correctness of Representations and Warranties. The
                     representations and warranties of Seller set forth herein shall be true on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

              6.1.2. Compliance by Seller. Seller shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by Seller prior to or as of the Closing.

If any contingency is not satisfied, or waived in writing, the Deposit hereunder, and all interest thereon, shall be returned to Buyer, and, except for the provisions of Sections 4.1 and 9.15 hereof, this Agreement shall be of no further force and effect.

7. PROVISIONS WITH RESPECT TO DEFAULT AND DEPOSIT.

         7.1. Default by Seller. If this Agreement is not canceled by Buyer pursuant to the provisions permitting Buyer to cancel, then in the event that Seller is able, but refuses to perform its obligations under this Agreement, Buyer as its sole remedies: (i) may enforce specific performance of this Agreement or (ii) Buyer may elect to cancel this Agreement, whereby Buyer shall not be required to purchase and Seller shall not be required to convey the Property and the Deposit made hereunder shall be returned to Buyer.

         7.2. Default by Buyer. In the event this transaction does not close on account of Buyer's default, the Deposit paid or required to be paid by Buyer under the provisions of this Agreement and all interest earned thereon shall be paid to Seller as Seller's sole remedy and as agreed and liquidated damages on account of Buyer's failure to purchase the Property pursuant to the terms of this Agreement. In that event, except as hereafter expressly provided, both parties shall be released from all further obligations to each other under this Agreement. Buyer acknowledges that payment of the earnest money deposit is reasonable as liquidated damages for withdrawal of the Property from the real estate market because the precise amount of the damages to be suffered by Seller as a result of the withdrawal of the property from the real estate market for the term of this Agreement is impossible to ascertain on the effective date. Anything herein to the contrary notwithstanding, the parties


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

acknowledge that such liquidated damages relate only to any loss to Seller occurring as a result of withdrawal of the Property from the real estate market and do not relate to nor approximate damages to be suffered by Seller as a result of Buyer's failure to perform its obligations described in Section 4.1 or
Section 9.15 in the manner prescribed therein or to pay for all tests and inspections of the Property (or damage or contamination to or of the Property) made pursuant to the provisions of Section 4.1 of this Agreement. The parties further acknowledge that Buyer's indemnities under Sections 4.1 and 9.15 are the subject of separate and distinct consideration, and nothing herein shall be deemed to supersede nor limit Seller's ability to enforce all of Seller's rights under the indemnity provisions of Sections 4.1 and 9.15 nor to release or cancel Buyer's indemnity obligations under the provisions of Sections 4.1 and 9.15.

         7.3. Mutuality of Remedies. Each of the parties acknowledges that the remedies stated herein have been negotiated and provide mutual, satisfactory and adequate and proper compensation and consideration to each of the parties and that such remedies take into account the peculiar risks of each of the parties.

8. COMMISSIONS.

         Seller warrants and represents to Buyer, and Buyer warrants and represents to Seller, that no brokers are involved in this transaction except for Echelon Real Estate Services, Inc., whose commission shall be the sole responsibility of Seller pursuant to the provisions of a separate agreement between such broker and Seller. Seller agrees that if any claims for brokerage commissions or fees are made against Buyer by such broker in connection with this transaction, all such claims shall be paid by Seller. Seller and Buyer further agree to indemnify and hold each other harmless from and against any and all other claims or demands with respect to any brokerage fees or agents' commissions or other compensation asserted against the other party by any person, firm or corporation claiming through the indemnifying party in connection with this Agreement or the transaction contemplated hereby. This Section shall survive the Closing.

9. OTHER CONTRACTUAL PROVISIONS.

         9.1. Assignability. Buyer may not assign its rights under this Agreement except as follows: (i) the party to whom such assignment is made shall be a subsidiary of Buyer (as that term is defined under United States Securities Exchange Commission Rule 1-02 under Regulation S-X, 17 CFR Part 210.1-02); (ii) the party to whom such assignment is made shall be a parent of Buyer (as that term is defined under United States Securities Exchange Commission Rule 1-02 under Regulation S-X, 17 CFR Part 210.1-02); (iii) the party to whom such assignment is made shall furnish evidence satisfactory to Seller of its ability to pay the Purchase Price; (iv) no such assignment shall delay closing nor shall it increase Seller's costs and expense, nor impair Seller's ability to perform its obligations under this Agreement; (v) an executed copy of such assignment is furnished to Seller within twenty-four (24) hours following the assignment, and (vi) any such assignee shall, in such written assignment, assume and agree to perform all of Buyer's obligations under this Agreement.

         9.2. Notices. Any notice to be given or to be served upon any party hereto in connection with this Agreement must be in writing, and may be given by certified mail, hand delivery, or overnight receipt delivery service, and shall be deemed to have been given and received when delivered to and received by the party to whom it is addressed. Such notices shall be given to the parties hereto at the following addresses:

FOR BUYER:                                   FOR SELLER:

ABR Properties, Inc.                         Florida Power Corporation
34125 U.S. Highway 19 North                  3201 34th Street South
Palm Harbor, FL 34684-2116                   St. Petersburg, FL 33711

Attn: Mr. Joseph C. Lukason,                 Attn: Kenneth E. Armstrong, Esq.
President

WITH A COPY TO:                              WITH A COPY TO:

Timothy A. Johnson, Jr.                      Ruth Barnes Kinsolving
Johnson, Blakely, et al                      Carlton Fields
P. 0. Box 1368                               P. O. Box 3239
Clearwater, FL 33757                         Tampa, FL   33601-3239

Any party hereto may, at any time by giving five (5) days' written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice shall be given and other parties to whom copies of all notices hereunder shall be sent.

         9.3. Entire Agreement: Modification. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein. All prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or canceled except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         9.4. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. Venue shall lie exclusively in Pinellas County, Florida.

         9.5. Binding Affect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

         9.6. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         9.7. Time for Acceptance: Date of Contract. This Agreement shall be null and void and of no effect unless signed by Seller and Buyer on or before 5:00 p.m. local time on October 2, 1997.

         9.8. Effective Date of Agreement. For all purposes herein, the "date" or "effective date" of this Agreement shall be the date it is executed by the latter of Seller and Buyer.

         9.9. Earnest Money Deposit and Provisions Relating to Escrow.

              9.9.1. Disbursement of Earnest Money Deposit. If Buyer shall not elect to cancel this Agreement prior to Closing, then at Closing, Escrow Agent shall disburse the Deposit to the Seller. If Buyer shall elect to cancel this Agreement prior to Closing, then, subject to Section 4.1, the Deposit shall be returned to Buyer.

              9.9.2. Duties. The Escrow Agent agrees to hold and disburse all monies paid in escrow in accordance with the terms and conditions of this Agreement. All such escrowed funds paid by Buyer shall be invested in an interest bearing account. Wherever the terms of this Agreement require the Escrow Agent to disburse the escrowed funds, the Escrow Agent shall also simultaneously pay all accrued interest earned thereon to the party to whom such escrowed funds are payable under this Agreement. The parties acknowledge and agree that if the sale and purchase of the Property is closed pursuant to the terms of this Agreement, then interest earned on the Deposit shall be credited against the cash due from Buyer at closing.

              9.9.3. Dispute. If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit, or as to whom the Deposit is to be delivered, Escrow Agent will not be obligated to make any delivery of the Deposit, but in such event may hold the Deposit until receipt by Escrow Agent of an authorization in writing signed by all of the persons having an interest in such dispute, directing the disposition of the sum, or in the absence of such authorization, Escrow Agent may hold the Deposit until a court of competent jurisdiction shall determine the rights of the parties in an appropriate proceeding. If such written authorization is not given, or proceedings for such determination are not begun and diligently continued, Escrow Agent may, but is not required, to hold the Deposit until (i) the parties mutually agree to the disbursement thereof, or (ii) a judgment of court of competent jurisdiction shall determine the rights of the parties, or Escrow Agent may deposit same into the registry of the court, and interplead the parties, and upon notifying all parties concerned of such action, all liability on the part of the Escrow Agent shall cancel, except to the extent of accounting for the money delivered out of escrow. Once Escrow Agent has tendered into the registry or custody of any court of competent jurisdiction all money and/or property in its possession under this Agreement, Escrow Agent shall be discharged from all duties arising and shall have no further liability hereunder as Escrow Agent. Seller acknowledges that Escrow Agent is the law firm which represents Buyer in connection with the transaction contemplated by this Agreement and consents to such law firm representing Buyer or in the event of any dispute with respect to the Deposit on this Agreement.

              9.9.4. Confirmation of Deposit. Escrow Agent confirms that Escrow
                     Agent is holding the Deposit pursuant hereto.

         9.10. Gender. Whenever the context permits, the singular shall include the plural and one gender shall include all.

         9.11. Radon. Radon is a naturally occurring radioactive gas that, when it has accumulated in a buildings in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county public health unit.

         9.12. Risk of Loss by Condemnation. If after the date hereof and prior to Closing, all or a part of the Property is subjected to a bona fide threat of condemnation by a body other than Seller having the power of eminent domain or is taken other than by Seller by eminent domain or condemnation (or sale in lieu thereof), Buyer may, by written notice to Seller, elect to cancel this Agreement within five (5) days of Buyer's receipt of notice of such taking or the Closing (whichever is earlier), in which event both parties shall be relieved and released of and from any further liability hereunder, and the Deposit made by Buyer hereunder shall forthwith be returned to

Buyer, whereupon this Agreement shall become null and void and be considered canceled, except for Section 9.15 hereof. If no such election to cancel is made, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no adjustment in Purchase Price, and at Closing Seller shall assign, transfer, and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for the fee simple title to the Property so taken; provided, however, Seller shall not assign nor release any awards made for the taking of Seller's post-closing leasehold estate, if any, nor for Seller's business relocation and moving expenses. Seller covenants that it will not exercise any right of eminent domain it may have with respect to the Property.

         9.13. Risk of Loss by Casualty. The risk of loss or damage to the Premises by casualty up to the date of Closing is assumed by Seller. If the Property is damaged by fire or other casualty before Closing and the cost thereof exceeds five percent (5%) of the Purchase Price, Seller may elect either to pay the cost of repair and restoration to substantially the same condition as existed prior to such casualty or to advise Buyer that Seller does not elect to make such repairs. If Seller does not elect to make such repairs, Buyer shall have the option of either taking the Property "as is" together with all insurance proceeds (including self insurance) that may be payable or credited to Seller as a result of such damage to the Property or Buyer may cancel this Agreement and receive a return of the Deposit, subject to the provisions of Sections 4.1 and 9.15. If Buyer does not elect to cancel as a result of such damage within five (5) days of Buyer's receipt of Seller's notice that Seller will not pay the costs or make the repairs, Buyer shall be deemed to have waived Buyer's right to cancel and the parties shall close the sale and purchase of the Property in the manner described in this Agreement; provided, however, if the Property is damaged to the extent that Seller does not desire to occupy the Property after Closing, then if Buyer does not elect to cancel this Agreement, Seller may elect to decline to leaseback the Property. If Seller elects to decline to leaseback the Property, then, at Buyer's option, Buyer may (i) close and Seller shall deliver possession of the Property to Buyer at Closing or (ii) elect to cancel this Agreement, in which event, subject to the provisions of
Section 4.1 hereof, the Deposit shall be returned to the Buyer. At Closing, Seller shall pay or assign to Buyer the insurance proceeds (including self insurance) paid or payable to Seller as a result of the damage to the Property.

         9.14. Executed Counterparts. This Agreement may be executed in several counterparts, each constituting a duplicate original, but all such counterparts constituting one and the same Agreement.

         9.15. Confidentiality. Buyer and Seller acknowledge to one another that that the agreement of each not to divulge to any third party certain information is a material inducement to each party to execute and perform its obligations under this Agreement.

              9.15.1. Buyer's Failure to Close. If Buyer should fail to
                      consummate the purchase of the Property for any reason, then anything in this Agreement to the contrary notwithstanding, neither Buyer nor Seller (i) shall disclose the reason or reasons the transaction was not closed to any third party, and (ii) Buyer and Seller shall keep the contents of this Agreement and the results of all studies and inspections obtained by Buyer in connection with the Property strictly confidential except as required to enforce the parties' rights under this Agreement.

              9.15.2. Public Disclosure. Except as otherwise required by law or the rules of any applicable national securities exchange or as mutually agreed, neither Buyer nor Seller shall make, or cause to be made, any public disclosure or other formal announcement to the press or any media with respect to the transactions contemplated hereby without the prior consent and approval (oral or written) of the other party. In the event either party is advised by its counsel that public disclosure is so required, such party shall provide the other party with a reasonable opportunity to comment on the text of the proposed disclosure prior to its release.

              9.15.3. Confidentiality. Buyer agrees that it will treat in confidence (i) all documents, materials and other information which it shall have obtained regarding the Property during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the effective date) (the "Confidential Information") and, in the event the transactions contemplated hereby shall not be consummated, Buyer will return to Seller all copies of all documents and materials which have been furnished in connection therewith. Such Confidential Information shall not be communicated to any third person (other than Buyer's design representatives and advisors, including without limitation, Buyer's lenders, officers, attorneys, consultants, and contractors ("Buyer's Representatives"), all of whom shall likewise be bound by this requirement for confidentiality. A breach of such requirement by such representatives shall be deemed a breach by Buyer). Buyer shall not use any Confidential Information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase of the Property. The obligation of Buyer to treat such Confidential Information in confidence shall not apply to any information which (i) is on the date hereof or hereafter is a public record, or (ii) which becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by the Buyer or Buyer's Representatives of such Confidential Information after the date hereof or
                      (iii) becomes available on a nonconfidential basis from a source other than the Seller or its representatives which source was not itself bound by a confidentiality agreement with the disclosing party or its representatives.

              9.15.4. Breach. In the event of either party's breach of the foregoing confidentiality requirement, (1) the non-breaching party shall be entitled without prejudice to the rights and remedies otherwise available to the non-breaching party at law or in equity, to equitable relief by way of injunction if the breaching party or its representatives breach or threaten to breach the provisions of this Section; and (2) the breaching party shall indemnify the other party in respect of any and all claims, losses, costs, liabilities, and expenses recoverable at law (excluding attorneys' fees) , resulting directly or indirectly from or arising out of any breach of the provisions of this Section by the breaching party or its representatives.

         9.16. Time of Essence. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    SELLER:

WITNESSES:                          FLORIDA POWER CORPORATION,
                                    a Florida corporation

/s/ Kenneth E. Armstrong            By: /s/ David L. Miller
----------------------------        ---------------------------------
                                            David L. Miller
/s/                                 Title:  Vice President
----------------------------
                                    Date:   October 2nd, 1997

                                    BUYER:

                                    ABR PROPERTIES, INC.,
                                    a Florida corporation

/s/ John W. Popron                  By: /s/ Joseph C. Lukason
----------------------------        ---------------------------------
                                        Mr. Joseph C. Lukason
/s/                                 Title: President
----------------------------
                                    Date: October 2, 1997

                                    ESCROW AGENT:

                                    JOHNSON, BLAKELY, POPE, BOKOR,
                                    RUPPEL & BURNS, P.A.

                                    By: /s/ Timothy A. Johnson, Jr.
                                    ---------------------------------
                                        Name: Timothy A. Johnson, Jr.
                                    Title: President

                                  EXHIBIT "A"

                                LEGAL DESCRIPTION

PARCEL 1:

Lot 1, Block "A", FLORIDA POWER HEADQUARTERS SUBDIVISION, according to the
Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 67, page 59 and 60, said lands situate, lying and being in Pinellas County, Florida.

PARCEL 2:

Lot 1, Block "A" FLORIDA POWER HEADQUARTERS SUBDIVISION FIRST ADDITION, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 94, page 3, said lands situate, lying and being in Pinellas County, Florida.

PARCEL 3:

The West 710.00 feet of the SE 1/4 of the SE 1/4 of Section 34, Township 31 South, Range 16 East, Pinellas County, Florida, less the South 450.00 feet thereof, and less the West 50.00 feet thereof for road right-of-way; together with that part of the North 267.72 feet of said SE 1/4 of the SE 1/4, less the West 710.00 feet thereof, lying west of Broadwater Plaza, as recorded in Plat Book 75, Page 63 Public Records of Pinellas County, Florida, being more particularly described as follows:

Commence at the SE corner of the SE 1/4 of Section 34, Township 31 South, Range 16 East, Pinellas County, Florida; thence N 89 degrees 54'56" W., along the South boundary of said SE 1/4, a distance of 1323.05 feet to the SW corner of the SE 1/4 of said SE 1/4; thence N 0 degrees 15'08" E., along the West boundary of said SE 1/4 of the SE 1/4, a distance of 450.00 feet; thence S 89 degrees 54'56" E., 450.00 feet from and parallel with said South boundary, a distance of
50.00 feet to a point on the last right-of-way line of 37th Street South and the point of beginning; thence continue S 89 degrees 54'56" E., 450.00 feet from and parallel with said South boundary, a distance of 660.00 feet; thence N 0 degrees 15'08" E., 710.00 feet from and parallel with said West boundary, a distance of
609.45 feet to a point on an extension of the South boundary of Lot 1, Block 1, BROADWATER PLAZA, as recorded I Plat Book 75, Page 63, of the Public Records of Pinellas County, Florida; thence S 89 degrees 52'40" E., along said extension,
23.00 feet to the SW corner of said Lot 1; thence N 0 degrees 15'08" E., along the West boundary of said Lot 1, a distance of 267.72 feet to the NW corner of said Lot 1, thence N 89 degrees 52'40" W., along the South boundary of Lot 1, Block "A", FLORIDA POWER HEADQUARTERS SUBDIVISION, as recorded in Plat Book 67, Pages 59 and 60, Public Records of Pinellas County, Florida, a distance of
683.00 feet to the SW corner of said Lot 1; thence S 0 degrees 15'08" W., along the East right-of-way line of said 37th Street South, 50.00 feet from and parallel with the West boundary of said SE 1/4 of the SE 1/4, a distance of
877.61 feet to the point of beginning. All being in the SE 1/4 of Section 34, Township 31 South , Range 16 East, Pinellas County, Florida.

LESS THAT PORTION THEREOF DESCRIBED AS:

Lot 1, Block "A", FLORIDA POWER HEADQUARTERS SUBDIVISION FIRST ADDITION, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 94, page 3, said lands situate, lying and being in Pinellas County, Florida.

PARCEL 4:

Lot 1, Block 2, BROADWATER PLAZA, according to the Plat thereof on file in the office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 75, page 63, said lands situate, lying and being in Pinellas County, Florida.

PARCEL 5:

Lot 1, Block A, PERRY'S SKYVIEW SUBDIVISION, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 36, page 4, said lands situate, lying and being in Pinellas County, Florida.

                            END OF LEGAL DESCRIPTION

                                  EXHIBIT "B"

                              SCHEDULE OF SELLER'S
                           TANGIBLE PERSONAL PROPERTY
                     (except where expressly excluded below)

1.       SECURITY SYSTEM

         a.       All Westinghouse Proximity Readers
         b. All Panasonic Cameras, Recorders, Switches & Controllers which pertain only to the G.O.C. Site
         c.       On site processing computer using Westinghouse 5850 Software
         d.       Two (2) Security Golf Carts

         The following items shall be excluded from this sale and conveyance:
         All Wide Area Network System components, software and auxiliary equipment, including but not limited to , Video and Remote Site Alarm monitoring, which shall be retained by Seller.

2.       UNINTERRUPTED POWER SUPPLY

         Emerson UPS system, 600 kva with 300 kva redundant, expandable to 1200 kva total. Two string 450 kw battery with 2000 amp switchgear

3.       ALL CAFETERIA SUPPLIES, EQUIPMENT AND UTENSILS

         (1)      55" x 33" Refrigerator
         (2)      28" x 27" Refrigerator
         (6)      Side by Side Refrigerators
         (2)      Grills
         (2)      Deep Freezers
         (1)      Bun Warmer
         (1)      General Warmer
         (1)      Oven
         (1)      28' x 38" Mixer
         (6)      Refrigerated Units
         (2)      5' Round Tables
         (2)      6' Round Tables
         (25)     3' Round Tables
         (100)    Chairs
         (1)      Sandwich Bar
         (1)      Salad Bar
         (1)      Soup Bar
         (1)      Steam Table
         (1)      Cold Table

        The following items are owned by vendors and will be excluded from this sale and conveyance:

        (2)     Ice Machines
        (1)     Juice Dispenser
        (1)     Soft Drink Dispenser
        (1)     Coffee Maker
        (1)     Yogurt Dispenser

4.      MAINTENANCE SUPPLIES, EQUIPMENT AND VEHICLES

        a.      Four (4) Golf Carts
        b.      50% of the on site Service Carts
        c. All items in the Maintenance Store Room and in the Electrical Shed except for all tools which are the property of third party Vendors
        d.      The Upright UL-24 Electrical Lift

5.      GENERATING EQUIPMENT & SWITCH GEAR

        a. Onan/Cummins 300kw emergency power generator and transfer scheme
        b.      Caterpillar 1000kw emergency power generator
        c. Fuel System, 3 @ 2,000 gallon Convault tanks with Omron automated pumping and leak detection system - 200 gallon day tanks on both gensets

6. ALL ROOF ANTENNAS AND AUXILIARY COMMUNICATION EQUIPMENT USED FOR INTER G.O.C. COMMUNICATION

        The following items will be excluded:

        a.      All equipment related to intra G.O.C. communication
        b.      The Microwave Dish which is Property of USF

7.      AUDITORIUM EQUIPMENT

        a. All built-in Audio & Video equipment used exclusively to support Auditorium operations shall become property of the buyer, which includes:

                (1)     Projector-Optical Radiation Corporation
                (1)     Screen
                (2)     Speakers JBL
                (1)     Sony Reel to Reel Tape Recorder
                (1)     York Controls Decoder
                (1)     JBL Amplifier
                (1)     Podium and Controls
                (2)     8' Folding Tables

                All Black and Chrome Chairs
                All PA Equipment

                The Seller shall use good faith efforts to label all disconnected wires

        b. All Video Production Equipment which does not support the operation of the Auditorium shall remain as Personal Property of the Seller

        c. All portable Audio & Video equipment shall remain as personal property of the Seller

                                 EXHIBIT "C"

                  COMMONWEALTH LAND TITLE INSURANCE COMPANY

                        COMMITMENT FOR TITLE INSURANCE
                                  SCHEDULE A


Commitment No.
Company File No. TP229157
Agent File No.  FLORIDA POWER CO
                 Effective Date: August 29, 1997 at 8:00 A.M.

Policy or Policies to be issued:

OWNER'S: $ (TO BE DETERMINED)
        ALTA Owners Policy (10/17/92) with Florida modifications

Proposed Insured:

TO BE DETERMINED

LOAN:

Proposed Insured:

NONE

The estate or interest in the land described or referred to in this Commitment and covered herein is a fee simple, and title thereto is at the effective date hereof vested in:

FLORIDA POWER CORPORATION, a Florida corporation

The land referred to in this Commitment is described as follows:

         LEGAL DESCRIPTION IS ATTACHED HERETO AND MADE A PART HEREOF

Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A.
One Harbor Place
P.O. Box 3239
Tampa, FL  33601
(813) 223-7000


Countersigned:  ________________________________
                  Authorized Officer or Agent



VALID ONLY IF FACE PAGE, SCHEDULE B AND COVER ARE ATTACHED

Commitment No.
Company File No. TP229157
Agent File No. FLORIDA POWER CO

                               LEGAL DESCRIPTION

PARCEL 1:

Lot 1, Block "A", FLORIDA POWER HEADQUARTERS SUBDIVISION, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 67, page 59 and 60, said lands situate, lying and being in Pinellas County, Florida.

PARCEL 2:

Lot 1, Block "A", FLORIDA POWER HEADQUARTERS SUBDIVISION FIRST ADDITION, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 94, page 3, said lands situate, lying and being in Pinellas County, Florida.

PARCEL 3:

The West 710.00 feet of the SE 1/4 of the SE 1/4 of Section 34, Township 31 South, Range 16 East, Pinellas County, Florida, less the South 450.00 feet thereof, and less the West 50.00 feet thereof for road right-of-way; together with that part of the North 267.72 feet of said SE 1/4 of the SE 1/4, less the West 710.00 feet thereof, lying west of Broadwater Plaza, as recorded in Plat Book 75, Page 63, Public Records of Pinellas County, Florida, being more particularly described as follows:

Commence at the SE corner of the SE 1/4 of Section 34, Township 31 South, Range 16 East, Pinellas County, Florida; thence N 89 degrees 54'56" W., along the South boundary of said SE 1/4, a distance of 1323.05 feet to the SW corner of the SE 1/4 of said SE 1/4; thence N 0 degrees 15'08" E., along the West boundary of said SE 1/4 of the SE 1/4, a distance of 450.00 feet; thence S 89 degrees 54'56" E., 450.00 feet from and parallel with said South boundary, a distance of 50.00 feet to a point on the East right-of-way line of 37th Street South and the point of beginning; thence continue S 89 degrees 54'56" E.,
450.00 feet from and parallel with said South boundary, a distance of 660.00 feet; thence N 0 degrees 15'08" E., 710.00 feet from and parallel with said West boundary, a distance of 609.45 feet to a point on an extension of the South boundary of Lot 1, Block 1, BROADWATER PLAZA, as recorded in Plat Book 75, Page 63, of the Public Records of Pinellas County, Florida; thence S 89 degrees 52'40" E., along said extension, 23.00 feet to the SW corner of said Lot 1, thence N 0 degrees 15'08" E., along the West boundary of said Lot 1, a distance of 267.72 feet to the NW corner of said Lot 1; thence N 89 degrees 52'40" W., along the South boundary of Lot 1, Block "A", FLORIDA POWER HEADQUARTERS SUBDIVISION, as recorded in Plat Book 67, Pages 59 and 60, Public Records of Pinellas County, Florida, a distance of 683.00 feet to the SW corner of said Lot 1; thence S 0 degrees 15'08" W., along the East right-of-way line of said 37th Street South, 50.00 feet from and parallel with the West boundary of said SE 1/4 of the SE 1/4, a distance of 877.61 feet to the point of beginning. All being in the SE 1/4 of Section 34, Township 31 South, Range 16 East, Pinellas County, Florida.

LESS THAT PORTION THEREOF DESCRIBED AS:

Lot 1, Block "A", FLORIDA POWER HEADQUARTERS SUBDIVISION FIRST ADDITION, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 94, page 3, said lands situate, lying and being in Pinellas County, Florida.

Commitment No.
Company File No. TP229157
Agent File No. FLORIDA POWER CO


PARCEL 4:

Lot 1, Block 1, BROADWATER PLAZA, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 75, page 63, said lands situate, lying and being in Pinellas County, Florida.

PARCEL 5:

Lot 1, Block A, PERRY'S SKYVIEW SUBDIVISION, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 36, page 4, said lands situate, lying and being in Pinellas County, Florida.


                           END OF LEGAL DESCRIPTION

Commitment No.
Company File No. TP229157
Agent File No. FLORIDA POWER CO


                             SCHEDULE B-SECTION 1


The following are the requirements to be complied with:

 1. Payment of the full consideration to or for the account of the grantors or mortgagors.

 2. Instrument(s) creating the estate or interest to be insured must be approved, executed and filed for record:

      a) Warranty Deed from FLORIDA POWER CORPORATION, a Florida corporation to TO BE DETERMINED.


 3. Payment of all taxes, charges, assessments, levied and assessed against subject premises, which are due and payable.

 4. Submit proof from the City of St. Petersburg, that any outstanding municipal assessments due, have been paid.

 5. Partial release of the insured land from that certain Indenture by and between FLORIDA POWER CORPORATION AND MORGAN GUARANTEE TRUST COMPANY OF NEW YORK, dated January 1, 1944 and recorded in Mortgage Book 566, page 1, as amended by 38 Supplemental Indentures, the most recent recorded July 25, 1994 in Official Records Book 8734, page 1574, of the Public Records of Pinellas County, Florida, whereby FIRST CHICAGO TRUST COMPANY OF NEW YORK, as Trustee, has succeeded to the interest of Trustee under the Indenture and all Supplemental Indentures.

 6. No liability is incurred by this Commitment until the nominee of, and/or the Proposed Insured is disclosed and approved by this Company, or the issuing agent herein.

 7. Upon receipt of this Commitment, you must obtain written authorization from the Company to issue the commitment if the amount of the policy or policies to be issued exceeds your agency limits.


                         END OF SCHEDULE B-SECTION 1

Commitment No.                          Company File No. TP229157
Agent File No. FLORIDA POWER CO

                             SCHEDULE B-SECTION 2

Schedule B of the policy or policies to be issued will contain exceptions to the following matters unless the same are disposed of to the satisfaction of the company:

1. Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date hereof but prior to the date the proposed Insured acquires for value of record the estate or interest or mortgage thereon covered by this Commitment.

2.   Rights or claims of parties in possession not shown by the public records.

3.   Easements or claims of easements not shown by the public records.

4. Encroachments, overlaps, boundary line disputes, and any other matters which would be disclosed by an accurate survey or inspection of the premises.

5. Any lien, or right to a lien, for services, labor, or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

6. Any claim that any part of said land is owned by the State of Florida by right of sovereignty, and riparian rights, if any.

7. Taxes for the year of the effective date of this Commitment and taxes or assessments which are not shown as existing liens by the public records or which may be levied or assessed subsequent to the date hereof. Said taxes become a lien as of January 1 of each year, but are not due and payable until November 1 of that same year, pursuant to section 197.333 F.S.

8. Taxes or assessments for the year 1997 and subsequent years, and taxes or assessments which are not shown as existing liens by the public records.

9. Restrictions, covenants and conditions as contained in the Warranty Deeds recorded June 9, 1970 and June 10, 1970, respectively in Official Records Book 3339, page 710 and in Official Records Book 3340, page 443, of the Public Records of Pinellas County, Florida. (Affects Parcels 2 and 4)

10. Terms and conditions of Sidewalk Covenant recorded October 18, 1971 in Official Records Book 3644, page 217, of the Public Records of Pinellas County, Florida. (Affects Parcels 1 and 4)

11. Easement in favor of THE CITY OF ST. PETERSBURG contained in instrument recorded October 25, 1976 in Official Records Book 4470, page 1286, and Resolution Accepting Grant of Easement recorded October 25, 1976 in Official Records Book 4470, page 1285, of the Public Records of Pinellas County, Florida. (Affects Parcel 2)

12. Restrictions, covenants, conditions and easements as shown on the Plat of FLORIDA POWER HEADQUARTERS SUBDIVISION FIRST ADDITION, recorded in Plat Book 94, page 3 of the Public Records of Pinellas County, Florida, which shows an easement of 20 feet along the NORTH property line for SANITARY SEWER purposes, as set out and reserved on said Plat. (Affects Parcel 2)

13. Easement in favor of FLORIDA POWER CORPORATION contained in instrument recorded October 8, 1976 in Official Records Book 4465, page 367, of the Public Records of Pinellas County, Florida. (Affects Parcel 4)

Commitment No.                               Company File No. TP229157
Agent File No. FLORIDA POWER CO.

14. Restrictions, covenants, conditions and easements as shown on the Plat of BROADWATER PLAZA, recorded in Plat Book 75, page 63 of the Public Records of Pinellas County, Florida, which shows an easement of 10 feet along the West property line for utility purposes, as set out and reserved on said Plat. (Affects Parcel 4)

15. Easement over the West 5 feet of Parcel 5 herein for public utilities, as shown and noted upon the plat of PERRY'S SKYVIEW SUBDIVISION, recorded in Plat Book 36, page 4, Public Records of Pinellas County, Florida. (Affects Parcel 5)

16. Easement in favor of FLORIDA POWER CORPORATION contained in instrument recorded February 5, 1969 in Official Records Book 3008, page 431, of the Public Records of Pinellas County, Florida. (Affects Parcel 5)

17. Easement in favor of the CITY OF ST. PETERSBURG contained in instrument recorded February 10, 1969 in Official Records Book 3011, page 344, of the Public Records of Pinellas County, Florida. (Affects Parcel 5)

18. Easement in favor of COMMUNITY BANKS OF FLORIDA, INC. contained in instrument recorded November 10, 1977 in Official Records Book 4621, page 919, of the Public Records of Pinellas County, Florida. (Affects Parcel 5)

19. Easement in favor of COMMUNITY BANKS OF FLORIDA, INC. contained in instrument recorded March 22, 1978 in Official Records Book 4673, page 593, of the Public Records of Pinellas County, Florida. (Affects Parcel 5)

20. Title to any portion of the premises lying within the bounds of State Road No. 55, as shown by plat recorded in Deed Book 1172, page 521, Public Records of Pinellas County, Florida. (Affects Parcel 5)

21.  Terms and conditions of unrecorded leases, if any.

  Note: Item 7 above is hereby deleted.

                         END OF SCHEDULE B-SECTION 2

                                  EXHIBIT "D"

                              Permitted Exceptions

1.   1997 ad valorem real estate taxes.

2. Restrictions, covenants, and conditions and easements as shown on the Plat of Florida Power Headquarters Subdivision First Addition, recorded in Plat Book 94, page 3 of the Public Records of Pinellas County, Florida.

                                   EXHIBIT "E"

                                      LEASE

                                COMMERCIAL LEASE

         THIS COMMERCIAL LEASE ("Lease") is made and entered into as of the 2nd day of October, 1997, by and between ABR PROPERTIES, INC., a Florida corporation, having its offices at 34125 U.S. Highway 19 North, Palm Harbor, Florida, as landlord ("Landlord"), and FLORIDA POWER CORPORATION, a Florida corporation, having its offices at 3201 34th Street South, St. Petersburg, Florida, as tenant ("Tenant").

                              W I T N E S S E T H:

         1. LEASED PREMISES. Landlord hereby leases to Tenant, for the Term (as defined in Paragraph 2), at the Rent (as defined in Paragraph 3), and upon the other terms and conditions hereinafter set forth, that certain office complex consisting of that certain real property located in the County of Pinellas, State of Florida, and being more particularly described on EXHIBIT "A" TO LEASE attached hereto and incorporated herein by reference, containing 51.47 acres, more or less ("Property"), together with the following:

            a. All and singular the rights and appurtenances pertaining thereto, including any right, title and interest of Landlord in and to adjacent streets, roads, alleys, easements and rights of way, and including all sewer and water infrastructure, drainageways and other utilities, and all site improvements situated thereon; and

            b. The twelve (12) buildings ("Buildings") as currently constructed and situated on the Property, together with all fixtures, equipment and other improvements attendant thereto; and

            c. Those items of tangible personal property ("Personalty") identified on EXHIBIT "B" TO LEASE attached to this Lease and incorporated herein by this reference. Any security system and uninterrupted power supply systems constituting a portion of the Personalty, may sometimes be collectively referred to in this Lease as the "Systems."

The Property, Buildings, rights, interests, improvements, and other appurtenances described above (other than the Personalty) are collectively called the "Leased Premises."

It is the mutual intent of the parties that the Leased Premises initially shall include the entire office complex and grounds situated at 3201 34th Street South, St. Petersburg, Florida, and at 3401 34th Street South, St. Petersburg, Florida, together with the

Personalty (the "Entire Complex"). tenant shall vacate and release to Landlord (and such area and associated Personalty shall thereupon be released and excluded from the Leased Premises covered by this Lease) that portion of the Leased Premises comprised of all of the third floor and the portion of the first floor known as the PBX room of Building B, on March 31, 1998. This portion of the Property and term shall be referred to herein as "Phase IA." Tenant shall vacate and release to Landlord (and such area and associated Personalty shall thereupon be released and excluded from the Leased Premises) that portion of the Leased Premises comprised of the balance of Building B and the area fifteen (15) feet from the front of such building and twenty-five
(25) feet from the sides and back of such building, on May 31, 1998. This portion of the Property and term shall be referred to herein as "Phase IB." Phase IA and Phase IB may hereinafter collectively be referred to as Phase I. Tenant shall vacate and release to Landlord (and such area and associated Personalty shall thereupon be released and excluded from the leased Premises) that portion of the Leased Premises comprised of Buildings C, D (and the expansions/additions to Buildings C and D), F and K and the area fifteen (15) feet from the front of such buildings and twenty-five (25) feet from the sides and backs of such buildings, on September 30, 1998. This portion of the Property and term shall be referred to herein as "Phase II." The remaining Leased Premises, and associated Personalty, and term shall be referred to herein as "Phase III." Prior to vacation by Tenant of Phase I and Phase II, Tenant, at Tenant's sole cost, shall install electric meters for the buildings (individually or in the aggregate) comprising the vacated Phase.

        2. TERM. The term of this Lease ("Term") shall be for a period of approximately eighteen (18) months, commencing on October 2, 1997, and ending on March 31, 1999. In no event shall Tenant have the right to extend the Term or occupy the Leased Premises beyond March 31, 1999.

        3. RENT. Subject to the other provisions of this Lease, Tenant covenants and agrees to pay Landlord rent ("Rent") for the Leased Premises and the Personalty during the Term in the amount of Five Million Seven Hundred Fourteen Thousand Eighteen and no/100 Dollars ($5,714,018.00). Tenant shall pay Rent to Landlord as follows:


            a. Five equal monthly installments, exclusive of applicable sales tax, of Four hundred Fifty-Seven Thousand Nine Hundred Fifty-Eight and 33/100 Dollars ($457,958.33) shall be payable in advance on the first day of each calendar month during the period November 1, 1997, through March 31, 1998.

            b. Six equal monthly installments, exclusive of applicable sales tax, of Three Hundred Eight Thousand Six Hundred Twenty and 83/100 Dollars ($308,620.83) shall be payable in advance on the first day or each calendar month during the period April 1, 1998, through September 30, 1998.

            c. Six equal monthly installments, exclusive of applicable sales tax, of One Hundred Eighty-Five Thousand Seven Hundred Fifty-Seven and 16/100 Dollars ($185,757.16) shall be payable in advance on the first day of each calendar month during the period October 1, 1998, through March 31, 1999.

In addition to the foregoing, concurrently with Landlord's execution and delivery of this Lease, Tenant shall deliver to Landlord the payment of Rent for the month of October, 1997, in the amount of Four Hundred Fifty-Seven Thousand Nine Hundred Fifty-Eight and 33/100 Dollars ($457,958.33).

All Rent shall be paid in the form of a wire transfer to Landlord's designated account. A late charge of five percent (5%) shall be immediately due and owing with respect to each installment of rent not received by Landlord's bank within five (5) days after its due date.

Except as may hereinafter specifically be set forth, no adjustment shall be made in the Rent on account of the unavailability to Tenant of any Personalty as a result of Tenant's election not to repair or replace such Personalty during the Term.

         4. SALES TAX. Along with and in addition to each monthly payment of Rent under this Lease, Tenant shall pay to Landlord, as additional rent under this Lease, sales or privilege tax required by Section 212.031, Florida Statutes, and any amendments or replacements thereof, to the extent applicable to this Lease. Such tax is presently payable at the rate of seven percent (7%) of the total Rent.

         5. USE. Tenant agrees that Tenant will use the Leased Premises in the manner consistent with Tenant's use of the Premises prior to the Landlord's acquisition of title to the Leased Premises.

         6. SERVICES AND OPERATION. Tenant shall be responsible for, at Tenant's sole cost and expense, any and all utilities and services required for those portions of the Leased Premises with respect to which Tenant is required to pay Rent hereunder, and the associated Personalty and/or necessary for the routine maintenance, upkeep and operation of the Leased Premises and the Systems, or applicable portions thereof, in the manner in which the Leased Premises and the Systems were maintained, kept and operated prior to the commencement of the Term. Tenant shall provide general security, utilities, and other services for the Leased Premises in the manner in which such services are provided prior to the Landlord's acquisition of title to the Leased Premises. Tenant acknowledges that all services for the Leased Premises covered by this Lease from time to time during the Term, including, without limitation, electricity, gas, telephone, water and sewer, are, as of the commencement date of this Lease, in Tenant's name and shall remain in Tenant's name for the Term, provided, however, that the services for portions of the Leased Premises released to Landlord shall be transferred to Landlord's name, if practical, upon the commencement of Phase II and Phase III, respectively. In the event that charges with respect to such utilities or services which are thus transferred are not readily ascertainable, then Landlord shall pay to Tenant the Landlord's proportionate share of services within ten (10) days of Tenant's notice of the amount due from Landlord. Landlord's proportionate share shall be the ratio which the Building area released to Landlord at the time the expense was incurred bears to 383,000 square feet. Such payments shall be reconciled on a quarterly basis. Tenant shall pay any and all amounts due for such utilities or services which are not separately metered applicable to the Entire Complex before they are delinquent, and shall keep the Entire Complex free and clear of any and all liens arising from Tenant's contracts for, and use of such utilities or services. Except as hereinafter provided in this Paragraph and Paragraph 9, in no event shall Tenant be relieved of its obligation to timely pay the Rent on account of any interruption or cessation of utilities or services, nor shall any such interruption or cessation place Landlord in default or alter in any way the obligations of Tenant under this Lease. If such an interruption or cessation (i) is caused by the negligent act or omission of Landlord or Landlord's agents, employees, or contractors and continues for more than five (5) days or (ii) Landlord fails with the exercise of due diligence to complete a repair or replacement required by this Lease to be made by Landlord within the later of (x) five (5) days after receiving notice that the need therefor exists or (y) the period after receipt of such notice within which Tenant could reasonably have completed the repair or replacement itself had it commenced to undertake to do so on the date Landlord receives such notice, then Tenant's obligation to pay the Rent shall be reduced proportionately to reflect the area of the Leased Premises affected by the interruption or cessation and the length of such interruption or cessation following the applicable allowable repair period.

         7. REAL ESTATE TAXES. Landlord shall pay all real estate taxes and general and special fees or assessments, foreseen or unforeseen, attributable to the Leased Premises for all of calendar year 1997 (taxes having been prorated upon the purchase of the Leased Premises from Tenant by Landlord) and any period of time included within the Term.

         8. QUIET ENJOYMENT. Landlord covenants that so long as Tenant is not in material default hereunder (beyond the expiration of any applicable cure period), Tenant shall, and may peaceably and quietly have, hold and enjoy the rights conferred by this Lease and exclusive possession of those portions of the Leased Premises entitled to be occupied by Tenant from time to time during the Term. Notwithstanding the foregoing, during Tenant's business hours, Tenant shall allow Landlord access to an area of Building B during Tenant's occupancy for the installation of communications and data equipment. Such access shall be provided and utilized only through areas designated by Tenant.

         9. MAINTENANCE AND REPAIR.

            a. The parties acknowledge that Tenant has occupied the Leased Premises prior to the commencement of this Lease and Tenant is familiar with the Leased Premises. Tenant accepts the Leased Premises and the Personalty in their condition at the beginning of the Term, and acknowledges that the Leased Premises and the Personalty are in satisfactory condition and assumes responsibility throughout the Term, at Tenant's sole cost and expense, to perform such ordinary and routine maintenance as may be required to maintain the Leased Premises and the Personalty in a manner consistent with the condition of the Leased Premises and the Personalty at the beginning of the Term (normal wear and tear, damage by casualty, design defect or obsolescence excepted). Tenant shall use reasonable precautions to prevent waste, damage or injury thereto. Tenant's maintenance obligations under this Paragraph shall include, without limitation, customary maintenance of the Personalty, the Buildings, all generators, heating and air conditioning systems, elevators, electrical systems, plumbing systems, other mechanical equipment, and the site and grounds, including, without limitation, driveways, parking areas, drainage and other utility structures, walkways, canopies, patios, common areas and landscaped areas. Anything in the foregoing provisions to the contrary notwithstanding, Tenant shall not be required to replace any Personalty or portions of the Leased Premises if the cost of such item is a capital expenditure which may be depreciated for purposes of federal income taxes, nor shall Tenant be required to replace, repair or restore structural portions of the Leased Premises or the roof, floors and major equipment on the Leased Premises. Notwithstanding any of the foregoing to the contrary Tenant shall not be responsible for, and Landlord shall repair at its sole cost and expense, any damage to the Leased Premises caused by Landlord or its servants, agents, employees or contractors and shall make and perform all repairs (except as to any items listed on EXHIBIT "B," as to which Landlord has no repair or replacement responsibility) which are not the Tenant's responsibility. Tenant shall have no obligation for any portions of the Entire Complex released to Landlord except for continued provision of maintenance services for the grounds, landscaping, and common areas until the end of Phase II (September 30, 1998) and general security services through the Term of this Lease. No less than twenty (20) days prior to the end of the Term, Tenant shall make available to Landlord at reasonable times Tenant's maintenance staff for the purpose of educating Landlord with respect to maintenance of the Leased Premises.

            b. Tenant agrees that Landlord or Landlord's representative(s) shall have the right upon reasonable notice and during customary business hours to enter upon and to inspect the Leased Premises and Personalty to ascertain that Tenant is carrying out the terms, conditions and provisions of this Lease and to make repairs for which the Landlord is responsible, provided no such entry or access shall disturb or interfere with Tenant's lease operations on the Premises. If such inspections identify any failure of the condition of the Leased Premises or the Personalty to comply with Tenant's obligations under this Lease, then Landlord shall so notify Tenant in writing, and Tenant shall immediately effect such repairs and/or replacements as are necessary to insure compliance by Tenant with Tenant's obligations under this Lease. In the event that Tenant fails to effect any such repairs and/or replacements, curing Tenant's default, then Landlord shall be entitled (but not required) to effect such repairs and/or replacements, at Tenant's sole cost and expense, and Tenant shall reimburse Landlord for such cost and expense immediately upon demand therefor.

            c. If Landlord has failed to comply with Landlord's repair or replacement obligations under this Lease, then Tenant shall so notify Landlord in writing, and Landlord shall immediately effect such repairs and/or replacements as are necessary to insure compliance by Landlord with Landlord's obligations under this Lease. In the event that Landlord fails to effect any such repairs and/or replacements, curing Landlord's default, then Tenant shall be entitled (but not required) to effect such repairs and/or replacements, at Landlord's sole cost and expense, and Landlord shall reimburse Tenant for such cost and expense immediately upon demand therefor.

         10. HAZARDOUS MATERIALS.

             a. Hazardous Materials.

                (1) Tenant and Tenant's Affiliates shall not (i) excavate, dump, or bury any refuse on the Leased Premises or (ii) use, handle, store, display or generate Hazardous Materials in, on, around or under the Leased Premises in a manner that violates applicable laws. For purposes of this Lease, the term "Hazardous Materials" shall mean those substances defined as "hazardous substances," "hazardous materials," "hazardous waste," or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss.9601, et seq.); the Hazardous Materials Transportation Act (49 U.S.C. ss.1801, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. ss.6901, et seq.); and in any regulations adopted and promulgated pursuant to the foregoing, and any state, county or local laws, regulations and ordinances enacted with respect to any of such materials or substances. Tenant hereby agrees to defend, indemnify and hold Landlord harmless from and against any and all claims, lawsuits, liabilities, losses, damages and expenses (including, without limitation, clean up costs and reasonable attorneys' fees arising by reason of Tenant's unlawful use, handling, storage, display, generation, removal, release, or discharge of Hazardous Materials during the Term) arising from, out of, or by reason of any breach of this Paragraph 10.a., occurring during the Term.

                (2) In addition to any other inspection and access rights that Landlord may have under the terms of this Lease, Landlord shall have the right to have third party professionals inspect and monitor those portions of the Leased Premises which may contain asbestos-containing materials to determine whether such materials exist, the extent and scope of their presence, and the projected cost of removal and/or containment thereof; provided that Landlord will not perform any remediation activities except as to the portions of the Entire Complex then released to Landlord, and, further, that Landlord shall exercise its inspection and access rights in a manner that does not cause a release of Hazardous Materials or unreasonably interfere with Tenant's business. Tenant agrees to cooperate with Landlord in Landlord's investigation. Landlord's access shall be made across and through areas reasonably designated by Tenant. Tenant acknowledges that Landlord will be conducting asbestos removal and construction activities with respect to those portions of the Entire Complex which have been vacated by Tenant as provided herein; PROVIDED, HOWEVER, (i) LANDLORD MAY NOT CONDUCT ASBESTOS OR OTHER HAZARDOUS MATERIALS REMOVAL ACTIVITIES IN BUILDING B SO LONG AS TENANT REMAINS IN OCCUPANCY OF ANY PORTION THEREOF AND (ii) LANDLORD'S OTHER ACTIVITIES IN BUILDING B PRIOR TO TENANT'S VACATION THEREOF SHALL NOT INTERFERE WITH TENANT'S BUSINESS OPERATIONS. Such activities shall be conducted in a commercially reasonable manner and in compliance with all laws, rules regulations and ordinances of all agencies and authorities having jurisdiction. Tenant will take all reasonable precautions to exclude its officers, directors, employees, guests and invitees from those areas where such activities are being conducted. To the extent feasible, Landlord shall utilize the portions of the Entire Complex vacated by Tenant for staging of equipment and personnel and parking for the forces performing such removal and construction activities. Tenant shall authorize Landlord to utilize portions of the Entire Complex still in the possession of Tenant and reasonably designated by Tenant for the staging of equipment which cannot feasibly be accommodated on the portions of the Entire Complex vacated by Tenant.

                (3) Landlord and Landlord's Affiliates shall not use, handle, store, display, generate, remove, release, or discharge Hazardous Materials in, on, around or under the Entire Complex in a manner that violates applicable laws rules regulations and ordinances of all agencies and authorities having jurisdiction. Landlord hereby agrees to defend, indemnify and hold Tenant harmless from and against any and all claims, lawsuits, liabilities, losses, damages and expenses (including, without limitation, clean up costs and reasonable attorneys' fees arising by reason of Landlord's activities relating to Hazardous Materials during the Term) arising from, out of, or by reason of any breach of this Paragraph 10.a., occurring during the Term.

             b. Tenant, for itself and Tenant's Affiliates, hereby releases Landlord, and its officers, directors, employees, agents and representatives from, and waives any rights of indemnification or contribution that Tenant, or Tenant's Affiliates, may have against Landlord, its officers, employees, agents or representatives with respect to the presence or release of Hazardous Materials at, on, under or about the Leased Premises, except to the extent that Landlord, or its servants, agents, employees or contractors cause or permit such presence or release to occur in connection with their activities at the Leased Premises or in the Entire Complex.

         11. INTENTIONALLY OMITTED.

         12. ACCESS TO PREMISES. Landlord or Landlord's agents and designees shall have the right, but not the obligation, to enter upon the Leased Premises at reasonable times and after reasonable notice, in a manner that will not unreasonably interfere with Tenant's business, to examine the Leased Premises for any and all purposes necessary to carry out the terms and provisions of this Lease, including, without limitation, for planning for any architectural alterations to be made by Landlord in anticipation of the expiration of each Phase or the Term, and for any and all other purposes relative to Landlord's exercise of Landlord's rights and remedies under the terms of this Lease.

         13. LIABILITY. Except as provided in Paragraph 15 below, Tenant agrees to and shall indemnify, defend and hold Landlord and its officers, directors, agents, servants and employees harmless from and against all causes of action, claims, damages, losses and expenses, excluding attorneys' fees, resulting from or arising out of bodily injury, sickness, disease or death, or injury to or destruction of tangible property, occurring at, on, in or about the those portions of the Leased Premises occupied by Tenant from time to time hereunder, except to the extent caused by Landlord or Landlord's servants, employees, agents or contractors. Landlord shall not be liable for any damage or injury to the Leased Premises, the Personalty, Tenant's property, Tenant, or Tenant's Affiliates arising from any use or condition of the Leased Premises or the Personalty, including, without limitation, any sidewalk or entranceway, or any damage or injury resulting from the presence or release of Hazardous Materials at, on, under or about the Leased Premises, or the malfunction of any equipment or apparatus serving the Leased Premises, including, without limitation, the Personalty, except to the extent caused by Landlord or Landlord's servants, employees, agents or contractors. In addition to the indemnities provided in Paragraphs 10(a)(3) and 15, Landlord agrees to and shall indemnify, defend and hold Tenant and its officers, directors, agents, servants and employees harmless from and against all causes of action, claims, damages, losses, and expenses, except attorneys' fees, resulting from or arising out of bodily injury, sickness, disease or death, or injury to or destruction of tangible property, resulting from or arising out of the acts of Landlord or Landlord's servants, employees, agents or contractors

         14. LIABILITY INSURANCE. Tenant shall, at its sole cost and expense, at all times during the Term, maintain in full force and effect a policy or policies of general commercial liability insurance, including property damage, written by one or more responsible insurance companies licensed to do business in the State of Florida, insuring Tenant, and naming Landlord as an additional insured, against claims for loss of life, bodily injury and property damage occurring in, on or about the Leased Premises or with respect to the business operated by Tenant in the Leased Premises. The limit on public liability coverage shall not be less than Five Million and no/100 Dollars ($5,000,000.00) for combined single-limit bodily injury, death, and property damage liability. A copy of a certificate of such insurance shall be delivered to Landlord concurrently with Tenant's execution of this Lease, and copies or certificates with respect to all renewals, extensions or replacements thereof shall be thereafter furnished to Landlord at least ten (10) days prior to the expiration or cancellation of any policies which they replace.

         15. TENANT AND LANDLORD RISK. Tenant agrees that all personal property brought into the Leased Premises by Tenant or Tenant's Affiliates shall be at the sole risk of Tenant and Tenant's Affiliates. Landlord shall not be liable for theft thereof or of any money deposited therein or for any damages thereto unless such loss or damage is caused by the willful or negligent act of Landlord or Landlord's employees, contractors or agents. Tenant hereby assumes all risk of personal injury arising on, or in connection with the Leased Premises suffered by Tenant or Tenant's Affiliates, and indemnifies, defends and holds Landlord harmless from and against any and all damages and liabilities that may arise in connection with any such injury, except to the extent caused by Landlord or its servants, employees, agents or contractors. Landlord hereby assumes all risk of personal injury arising on, or in connection with the Leased Premises suffered by Landlord or Landlord's Affiliates, and indemnifies, defends and holds Tenant harmless from and against any and all damages and liabilities that may arise in connection with any such injury, except to the extent caused by the willful or negligent act of Tenant or its servants, employees, agents or contractors.

         16. FIRE OR OTHER CASUALTY: CASUALTY INSURANCE.

             a. In case of fire or other casualty to the Leased Premises, or any portion thereof, Tenant shall immediately give notice thereof to Landlord.

             b. If any of the Buildings shall be partially or totally destroyed by fire or other casualty so as to render the Leased Premises or portions thereof untenantable, Tenant may elect, by delivering written notice to Landlord within thirty (30) days of the occurrence of such destruction, to either (i) require Landlord to repair, restore and rebuild the Leased Premises (but not the Personalty) at Landlord's cost and expense); or (ii) cancel this Lease or the portion thereof attributable to any or all Buildings(s) or the Personalty suffering damage, effective as of the date of such damage; provided, however, that (i) in the event the repairs required to be made by the Landlord cannot be completed within six (6) months and the Leased Premises will be inadequate for Tenant's business purposes as a result of the casualty (as reasonably determined by Tenant), or (ii) in the event any material damage occurs within the final six
(6) months of the Term, then this Lease shall cancel on the date of such damage as to the Building(s) and the Personalty are so damaged and Tenant shall not have the option to require the Landlord to rebuild. If Tenant fails to timely notify Landlord of any election available to Tenant hereunder, then Tenant shall be deemed to have elected to require the Landlord to repair and restore the Leased Premises, taking into consideration Landlord's future plans for the Leased Premises. Anything herein to the contrary notwithstanding, during the period any such portion of the Leased Premises shall be untenantable or if this Lease is canceled as a result of such damage or destruction, then rent for the Premises shall be reduced by an amount equal to the ratio of untenantable area to the entire Leased Premises together with an equitable adjustment for any remaining portion for which Tenant's continued use or access is impaired as a result of such damage or destruction. Any unearned prepaid rent shall be refunded to Tenant within ten (10) days after the casualty.

             c. Landlord shall keep the Leased Premises fully insured against such contingencies as are normally covered by fire and extended coverage insurance with "all risk" or "all perils" coverage for the full cost of replacement of the Leased Premises and the Personalty, together with an inflation endorsement. Tenant agrees that it also will be responsible for and will maintain such insurance covering its own property located at the Leased Premises as Tenant deems appropriate, and will not hold Landlord responsible for any such loss or damage. All insurance proceeds from casualty damage to the Leased Premises and/or Personalty shall be deemed the property of Landlord, and Tenant shall have no claim thereto.

         17. WAIVER OF SUBROGATION. All insurance policies carried by Landlord covering the Leased Premises, as required by the provisions of this Lease, shall expressly waive any right on the part of the insurer to make any claim against the Tenant. Landlord and Tenant each hereby waive all claims, causes of action and rights of recovery against the other and their respective agents, officers and employees, for any damage to, or destruction of, persons, property or business which shall occur on or about the Leased Premises and the Personalty and shall result from any of the perils insured under any and all policies of insurance maintained by Landlord and Tenant, regardless of cause, including the negligence and intentional wrongdoing of either party and their respective agents, officers and employees, but only to the extent of recovery, if any, under such policy or policies of insurance; provided, however, that this waiver shall be null and void to the extent that any such insurance shall be invalidated by reason of this waiver.

         18. EMINENT DOMAIN.

             a. If all or any material portion of the Leased Premises is taken by any condemning authority (other than Tenant) by statute or right of eminent domain, Tenant may elect to either (i) cancel this Lease either totally or for that portion of the Leased Premises so taken, and in the event of a partial termination, this Lease shall be amended to reflect the release of the canceled portion and a reduction in Rent equal to the proportion of the Buildings released (based upon the square footage of the portion of the Building so taken relative to the total square footage of all of the Buildings), or (ii) continue the Lease in full with a proportionate reduction in Rent for the period the portion of the Leased Premises is not useable by Tenant, and during such period, the taken portion shall be released from the terms of this Lease. Such election shall be made in writing within thirty (30) days of the date possession is required by the condemning authority. In the event Tenant elects to continue this Lease, either totally or partially, then Landlord and Tenant shall cooperate in good faith to prepare plans and specifications for repairs reasonably necessary to restore the remaining portion of the Leased Premises to a tenantable condition, considering Landlord's future plans for the Leased Premises. Landlord shall make available to Tenant that portion of the condemnation proceeds allocable (in the reasonable judgment of the parties) to the Buildings to be repaired up to the full costs of repairs. If the parties cannot reach agreement on the scope and nature of the necessary repairs, the plans and specifications for such repairs or the use of the condemnation proceeds in connection with such repairs, then Tenant may cancel this Lease upon written notice to Landlord, and any unearned prepaid rent shall be refunded to Tenant.

             b. All awards and proceeds payable on account of any taking, whether whole or partial, shall be paid to Landlord and Tenant as their interests may appear. Nothing herein shall limit Tenant's right to seek damages from the condemning authority for business loss or interruption or relocation expense.

             c. Tenant agrees that Tenant shall not exercise any right or power it may have to condemn the Leased Premises, or the Personalty, or any portion thereof, during the Term.

         19. DEFAULT.

             a. In case of (i) failure by Tenant to pay any installment of Rent, additional rent, or other charges within five (5) days after such payment is due, or (ii) failure of Tenant to commence to cure any non-monetary default within twenty (20) days after written notice of such default from Landlord to Tenant (or Tenant's failure to pursue such cure to completion within a reasonable time thereafter), then Landlord shall have the following rights under the provisions of this Lease or by law, and at Landlord's option:

                (1) Landlord may cancel this Lease by written notice to Tenant, without, however, waiving Landlord's right to collect all installments of Rent and other payments due or owing for the period up to the time Landlord regains occupancy.

                (2) As Tenant's agent, without canceling this Lease, Landlord may enter upon and rent the Leased Premises at the best price obtainable by reasonable effort and by private negotiations and for any term Landlord deems proper. Tenant shall be liable to Landlord for the deficiency, if any, between the Rent due under this Lease and the total rental applicable to the lease obtained by Landlord on re-letting, after deducting Landlord's expenses in restoring the Leased Premises and all costs incident to such re-letting, including, without limitation, brokerage commissions. The total rental applicable to the term obtained by Landlord on such re-letting shall be the property of the Landlord, and Landlord shall not be liable to Tenant for any excess thereof over the rental reserved hereunder, the rights to any such excess, if any, being hereby waived by Tenant.

                (3) If Landlord shall pay any charge or expense or make any expenditures for which Tenant is responsible under this Lease, or if Tenant should fail to make any payment, including, without limitation, Rent and additional rent, which Tenant is obligated to make under the terms and provisions of the Lease, or if Tenant should fail to perform any maintenance or make any repairs which Tenant is obligated to perform or make under the terms and provisions of this Lease, then Tenant shall reimburse Landlord for such charge or expense, including, without limitation, the cost and expense of performing any maintenance or making any repair, and such reimbursement shall be due and payable upon demand by Landlord and shall bear interest at the lesser of 18% annually or the highest lawful rate from the time of demand until paid.

                (4) All rights and remedies of Landlord set forth above shall be cumulative and shall not exclude any other right or remedy allowed by this Lease, at law or in equity, including, without limitation, Landlord's rights to enjoin any default or breach of Tenant, and to invoke or pursue any summary proceedings.

             b. If Landlord fails to perform any covenant or agreement required of it in this Lease to be performed, then, if such default continues for twenty
(20) days after written notice of such default from Tenant to Landlord, Tenant may (but shall not be required to) cure such default on behalf of and at the expense of Landlord, and Landlord shall reimburse Tenant the amount so paid by Tenant together with interest at the lesser of 18% annually or the highest lawful rate from the time of demand until paid. If the default cannot be cured within twenty (20) days, then unless Tenant's business operations shall be interrupted or its property damaged or threatened, Landlord shall not be in default if Landlord shall have commenced within such period to correct the default and if Landlord shall complete the cure of such default within the period after receipt of such notice within which Tenant could reasonably have completed the repair or replacement itself had it commenced to undertake to do so on the date Landlord receives such notice. All rights and remedies of Tenant set forth above shall be cumulative and shall not exclude any other right or remedy allowed by this Lease, at law or in equity, including, without limitation, Tenant's rights to enjoin any default or breach of Landlord, and to invoke or pursue any summary proceedings.

         20. FAILURE TO INSIST ON STRICT PERFORMANCE. The failure of either party to insist, in any one or more instances, upon strict performance of any covenant of this Lease shall not be construed as a waiver or relinquishment thereof, but the same shall continue and remain in full force and effect. The receipt by Landlord of Rent with knowledge of the breach of any covenant of Tenant hereunder, or the payment by Tenant of Rent with the knowledge of the breach of any covenant of Landlord hereunder, shall not be deemed a waiver of the rights of either party with respect to such breach, and no waiver by either party of any provision hereof shall be deemed to have been made unless expressed in writing and signed by the party benefited by such provision.

         21. SURRENDER OF LEASED PREMISES.

             a. Surrender. Tenant shall, upon the termination of each Phase and of this Lease, by lapse of time, default of Tenant and exercise by Landlord of Landlord's remedies, or otherwise, return the Leased Premises and the Personalty to Landlord in substantially as good condition as when received, ordinary wear, excepted, and damage by casualty, condemnation or the acts of Landlord and Landlord's agents, employees, contractors, and licensees, and matters for which Tenant is not responsible under this Lease, excepted.

             b. Alterations, Improvements and Remodeling. During the term of this Lease, Tenant shall have the right to make any alterations, changes and improvements to the Leased Premises, at its own expense, provided Tenant obtains all governmental permits and approvals required in connection with such work and the approval of Landlord, which approval will not be unreasonably withheld or delayed. Tenant shall also have the right to make other on-site improvements and alterations to the existing Buildings provided Tenant obtains all governmental permits and approvals required in connection with such work and the approval of Landlord, which approval will not be unreasonably withheld or delayed. Tenant is hereby authorized to make non-structural changes to the interior of the Buildings which do not include the movement of any walls. Tenant agrees to remove its signs from the Leased Premises at the expiration of this Lease and to repair any damage caused by such removal. Tenant shall have the right, at its sole expense, to remove any and all alterations, improvements, and equipment installed by Tenant on the Leased Premises during the term of this Lease as long as Tenant repairs any damage caused to the Leased Premises by such removal. Any and all alterations and improvements made by Tenant during the term of this Lease and not so removed shall become the property of Landlord following expiration of the Lease term.

             c. Equipment. Tenant may install in, and remove from, the Leased Premises, such furniture, equipment, and machinery as may be necessary or appropriate to its business on the Leased Premises. If Tenant shall remove such property from the Leased Premises, it shall repair any damage done by such installation and removal. Any items of personal property including those owned by Tenant that are not removed from the Leased Premises within thirty (30) days after the expiration or earlier termination with respect to each Phase of this Lease shall be deemed abandoned by Tenant and shall become the property of Landlord.

         22. HOLDING OVER. If Tenant occupies any Phase or the Leased Premises after the termination of such Phase or of this Lease without Landlord's prior written consent, which consent may be withheld in Landlord's sole and absolute discretion, as applicable, then Tenant shall be a tenant-at-sufferance only, subject to all of the terms and provisions of this Lease at twice the then-effective Rent. Such a holding over shall not constitute an extension or renewal of this Lease.

         23. INTENTIONALLY OMITTED.

         24. SUBORDINATION: ATTORNMENT. This Lease shall be subject and subordinate to any mortgage or other financing which now or hereafter encumbers or affects the Leased Premises, or any portion thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof, provided any such mortgagee will agree that as long as Tenant is not in default under any of its obligations hereunder and shall fulfill such obligations within applicable grace periods, then Tenant's rights and possession under this Lease shall not be disturbed by such mortgagee. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee or Landlord. In confirmation of such subordination, however, Tenant shall, within ten (10) business days after Landlord's request therefor, execute an instrument which confirms the terms of this Section. In the event of the enforcement by the holder of any such instrument of the remedies provided for by law or by such mortgage, then, so long as the Landlord's obligations shall be performed, (i) Tenant shall automatically become the tenant of such successor in interest without change in the terms or other provision of this Lease, and attorn to such successor in interest under this Lease, and (ii) such successor in interest shall attorn to Tenant under this Lease, each party being bound by all of the terms and provisions of this Lease. The attornment provided for in this Paragraph shall be self-operative, however, upon request by either party, the other party shall execute and deliver an instrument or instruments confirming the attornment provided for herein.

         25. ESTOPPEL CERTIFICATE. Each party shall, from time to time, upon not less than ten (10) days' prior written request by the other party, execute, acknowledge and deliver to such other party a written estoppel certificate in such form and in favor of such parties as such other party may reasonably require, certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the Lease is in full force and effect as modified and stating the modifications), the dates to which the Rent and other charges have been paid, whether or not to the best of the certifying party's knowledge the other party is in default hereunder (and, if so, specifying the nature of the default), and such other matters as may be required by the requesting party, or the holder of any mortgage to which the Leased Premises are or may hereafter be subject, it being intended that any such statement delivered pursuant to this Paragraph 25 may be relied upon by a mortgagee of Landlord's interest or assignee of any mortgage upon Landlord's interest in the Leased Premises.

         26. NO ASSIGNMENT OR SUBLETTING. Tenant shall not assign, sublease, mortgage or encumber this Lease, the Leased Premises, the Systems or any part of the Leased Premises without Landlord's prior written consent, except (1) pursuant to that certain Indenture of Tenant dated as of July 1, 1944, as amended and supplemented from time to time and (2) to a subsidiary, parent or other affiliated entity. Notwithstanding any assignment or subletting to such affiliate, the Leased

Premises shall not be utilized for any new business or service function for which it is not utilized at the initial commencement of the Term hereunder, unless Landlord consents to such new use.

         27. SUCCESSORS AND ASSIGNS. The covenants, agreements, stipulations and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, as appropriate, and to their respective legal representatives, heirs, and successors and assigns.

         28. NOTICES. Any notice to be given or to be served under this Lease by Landlord to Tenant, or by Tenant to Landlord, shall be considered as duly given if made in writing, and may be given by certified mail, hand delivery, overnight receipt delivery service, and shall be deemed to have been given and received when delivered to and received by the party to whom it is addressed. Such notices shall be given to the parties at the addresses set forth in the preamble of this Lease or to such other address as each of the parties may from time to time designate in writing.

         29. GOVERNING LAW. This Lease shall be governed by, and interpreted and enforced under and in accordance with, the laws of the State of Florida. Venue for the resolution of any dispute between the parties shall lie exclusively in Pinellas County, Florida.

         30. CONSTRUCTION OF LEASE. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for nor against either Landlord or Tenant. Paragraph headings in this Lease are for convenience only and are not to be construed as part of this Lease or in any way defining, limiting or amplifying the provisions thereof. Landlord and Tenant agree that in the event any term, covenant or condition herein contained is held to be invalid, illegal or unenforceable for any reason, by any court of competent jurisdiction, the invalidity or unenforceability of any such term, covenant or condition herein contained, it being the intention of the parties to this Lease that in lieu of each such term, condition or covenant that is invalid or unenforceable, there be added as a part of this Lease a provision as similar in term to such invalid or unenforceable term, condition or covenant as may be possible and be valid and enforceable.

         31. ENTIRE AGREEMENT: MODIFICATION. This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the Landlord and Tenant not embodied herein, shall be of any force or effect. Any agreement hereafter made between Landlord and Tenant shall be ineffective to modify, release or otherwise affect this Lease, in whole or in part, unless such agreement is in writing and signed by both Landlord and Tenant.

         32. CORPORATE AUTHORITY.

             a. For Tenant. The person executing this Lease on behalf of Tenant does hereby covenant and warrant that (a) Tenant is a duly authorized and existing corporation, and is qualified to do business in Florida; (b) the corporation has full right and authority to enter into this Lease; and (c) each of the persons signing on behalf of the corporation are duly authorized to do so.

             b. For Landlord. The person executing this Lease on behalf of Landlord does hereby covenant and warrant that (a) Landlord is a duly authorized and existing corporation, and is qualified to do business in Florida; (b) the corporation has full right and authority to enter into this Lease; and (c) each of the persons signing on behalf of the corporation are duly authorized to do so.

         33. LANDLORD'S CONSENT. Whenever in this Lease Landlord's consent is required, Landlord's consent shall not be unreasonably withheld or delayed.

         34. TIME OF ESSENCE. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Lease.

         35. BROKER AND INDEMNITY. Landlord and Tenant warrant and represent, each to the other, that it has not authorized or employed, or acted by implication to authorize or to employ, any real estate broker or salesman to act for it in connection with this Lease other than Echelon Real Estate Services, Inc., whose commission, if any, shall be the sole obligation of Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any other real estate broker or salesman for a commission or finder's fee as a result of Tenant's acts. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims by any other real estate broker or salesman for a commission or finder's fee as a result of Landlord's acts.

         36. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a buildings in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county public health unit.

         37. WAIVER OF LANDLORD'S LIEN. Landlord shall not have or acquire, and hereby waives, any lien, statutory or otherwise, on the Tenant's inventory, goods fixtures, equipment, or property.

         38. COUNTERPARTS. This Lease may be executed in one or more separate counterparts, each constituting a duplicate original, but all such counterparts constituting one and the same Lease.

         IN WITNESS WHEREOF, the Landlord and Tenant have executed this Lease as of the date first above written.

WITNESS:                                    LANDLORD:

                                            ABR PROPERTIES, INC.,
                                            a Florida corporation

                                            BY:
--------------------------------               ---------------------------------
                                                     Joseph C. Lukason
--------------------------------            Its:     President

WITNESSES:                                  TENANT:

                                            FLORIDA POWER CORPORATION, a Florida
                                            corporation

                                            By:
--------------------------------               ---------------------------------
                                                     David L. Miller
--------------------------------            Its:     Vice President

                              Exhibit A to Lease


                              LEGAL DESCRIPTION


PARCEL 1:

Lot 1, Block "A", FLORIDA POWER HEADQUARTERS SUBDIVISION, according to the
Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 67, page 59 and 60, said lands situate, lying and being in Pinellas County, Florida.

PARCEL 2:

Lot 1, Block "A", FLORIDA POWER HEADQUARTERS SUBDIVISION FIRST ADDITION, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 94, page 3, said lands situate, lying and being in Pinellas County, Florida.

PARCEL 3:

The West 710.00 feet of the SE 1/4 of the SE 1/4 of Section 34, Township 31 South, Range 16 East, Pinellas County, Florida, less the South 450.00 feet thereof, and less the West 50.00 feet thereof for road right-of-way; together with that part of the North 267.72 feet of said SE 1/4 of the SE 1/4, less the West 710.00 feet thereof, lying west of Broadwater Plaza, as recorded in Plat Book 75, Page 63, Public Records of Pinellas County, Florida, being more particularly described as follows:

Commence at the SE corner of the SE 1/4 of Section 34, Township 31 South, Range 16 East, Pinellas County, Florida; thence N 89 degrees 54'56" W., along the South boundary of said SE 1/4, a distance of 1323.05 feet to the SW corner of the SE 1/4 of said SE 1/4; thence N 0 degrees 15'08" E., along the West boundary of said SE 1/4 of the SE 1/4, a distance of 450.00 feet; thence S 89 degrees 54'56" E., 450.00 feet from and parallel with said South boundary, a distance of
50.00 feet to a point on the East right-of-way line of 37th Street South and the point of beginning; thence continue S 89 degrees 54'56" E., 450.00 feet from and parallel with said South boundary, a distance of 660.00 feet; thence N 0 degrees 15'08" E., 710.00 feet from and parallel with said West boundary, a distance of
609.45 feet to a point on an extension of the South boundary of Lot 1, Block 1, BROADWATER PLAZA, as recorded in Plat Book 75, Page 63, of the Public Records of Pinellas County, Florida; thence S 89 degrees 52'40" E., along said extension,
23.00 feet to the SW corner of said Lot 1; thence N 0 degrees 15'08" E., along the West boundary of said Lot 1, a distance of 267.72 feet to the NW corner of said Lot 1, thence N 89 degrees 52'40" W., along the South boundary of Lot 1, Block "A", FLORIDA POWER HEADQUARTERS SUBDIVISION, as recorded in Plat Book 67, Pages 59 and 60, Public Records of Pinellas County, Florida, a distance of
683.00 feet to the SW corner of said Lot 1; thence S 0 degrees 15'08" W., along the East right-of-way line of said 37th Street South, 50.00 feet from and parallel with the West boundary of said SE 1/4 of the SE 1/4, a distance of
877.61 feet to the point of beginning. All being in the SE 1/4 of Section 34, Township 31 South, Range 16 East, Pinellas County, Florida.

LESS THAT PORTION THEREOF DESCRIBED AS:

Lot 1, Block "A", FLORIDA POWER HEADQUARTERS SUBDIVISION FIRST ADDITION, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 94, page 3, said lands situate, lying and being in Pinellas County, Florida.

PARCEL 4:

Lot 1, Block 1, BROADWATER PLAZA, according to the Plat thereof on file in the office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 75, page 63, said lands situate, lying and being in Pinellas County, Florida.

PARCEL 5:

Lot 1, Block A, PERRY'S SKYVIEW SUBDIVISION, according to the Plat thereof on file in the Office of the Clerk of the Circuit Court in and for Pinellas County, Florida recorded in Plat Book 36, page 4, said lands situate, lying and being in Pinellas County, Florida.

                            END OF LEGAL DESCRIPTION

                              EXHIBIT "B" TO LEASE

                                   PERSONALTY
                              SCHEDULE OF SELLER'S
                           TANGIBLE PERSONAL PROPERTY
                     (except where expressly excluded below)


1.   SECURITY SYSTEM

     a.   All Westinghouse Proximity Readers
     b. All Panasonic Cameras, Recorders, Switches & Controllers which pertain only to the G.O.C. Site
     c.   On site processing computer using Westinghouse 5850 Software
     d.   Two (2) Security Golf Carts

     The following items shall be excluded from this sale and conveyance: All Wide Area Network System components, software and auxiliary equipment, including but not limited to, Video and Remote Site Alarm monitoring, which shall be retained by Seller.

2.   UNINTERRUPTED POWER SUPPLY

     Emerson UPS System, 600 kva with 300 kva redundant, expandable to 1200 kva total. Two string 450 kw battery with 2000 amp switchgear

3.   ALL CAFETERIA SUPPLIES, EQUIPMENT AND UTENSILS

     (1)      55" x 33" Refrigerator
     (2)      28" x 27" Refrigerator
     (6)      Side by Side Refrigerators
     (2)      Grills
     (2)      Deep Freezers
     (1)      Bun Warmer
     (1)      General Warmer
     (1)      Oven
     (1)      28' x 38" Mixer
     (6)      Refrigerated Units
     (2)      5' Round Tables
     (2)      6' Round Tables
     (2.5)    3' Round Tables
     (100)    Chairs
     (1)      Sandwich Bar
     (1)      Salad Bar
     (1)      Soup Bar
     (1)      Steam Table
     (1)      Cold Table

    The following items are owned by vendors and will be excluded from this sale and conveyance:

    (2)  Ice Machines
    (1)  Juice Dispenser
    (1)  Soft Drink Dispenser
    (1)  Coffee Maker
    (1)  Yogurt Dispenser

4.  MAINTENANCE SUPPLIES, EQUIPMENT AND VEHICLES

    a.   Four (4) Golf Carts
    b.   50% of the one site Service Carts
    c. All items in the Maintenance Store Room and in the Electrical Shed except for all tools which are the property of third party Vendors
    d.   The Upright UL-24 Electrical Lift

5.  GENERATING EQUIPMENT & SWITCH GEAR

    a.  Onan/Cummins 300kw emergency power generator and transfer scheme
    b.  Caterpillar 1000kw emergency power generator
    c. Fuel System, 3 @ 2,000 gallon Convault tanks with Omron automated pumping and leak detection system - 200 gallon day tanks on both gensets


6. ALL ROOF ANTENNAS AND AUXILLARY COMMUNICATION EQUIPMENT USED FOR INTER G.O.C. COMMUNICATION

    The following items will be excluded:

    a.  All equipment related to intra G.O.C. communication
    b.  The Microwave Dish which is Property of USF

7.  AUDITORIUM EQUIPMENT

    a. All built-in Audio & Video equipment used exclusively to support Auditorium operations shall become property of the buyer, which includes:

        (1)  Projector-Optical Radiation Corporation
        (1)  Screen
        (2)  Speakers JBL
        (1)  Sony Reel to Reel Tape Recorder
        (1)  York Controls Decoder
        (1)  IBL Amplifier
        (1)  Podium and Controls
        (2)  8' Folding Tables

         All Black and Chrome Chairs
         All PA Equipment

         The Seller shall use good faith efforts to label all disconnected wires

     b. All Video Production Equipment which does not support the operation of the Auditorium shall remain as Personal Property of the Seller

     c. All portable Audio & Video equipment shall remain as personal property of the Seller

                             EXHIBIT "C" TO LEASE

                                    SKETCH

                            [DELIBERATELY OMITTED]